EXHIBIT 99

Investor Contacts: Jon Greer            Media Contact: John Cornwell
                   651-736-1915                        651-733-7698
                   jagreer@mmm.com                     jrcornwell@mmm.com

                   Matt Ginter
                   651-733-8206
                   mjginter@mmm.com

FOR IMMEDIATE RELEASE

3M Reports Record Quarterly Sales and Earnings

              Q3 EPS up nearly 10% on 11% volume growth*

St. Paul, Minn. - Oct. 23, 2000 -- 3M today reported record third-quarter earnings of $1.25 per share, an increase of 9.6 percent over third-quarter 1999. Net income reached $499 million, up from $462 million in the year-earlier quarter.

     The quality of 3M earnings continues to be high, with operating income 19.2 percent of sales, net income 11.7 percent of sales and return on invested capital 20.3 percent.

     "3M continues to deliver solid, top-line-driven earnings growth," said L.D. DeSimone, chairman and chief executive officer. "We're growing through a strong flow of innovative products, close relationships with customers and our strong international presence. These platforms provide us with many avenues for growth, while cushioning us from disruptions in any single market or region of the world."

     Sales totaled $4.252 billion, an increase of 6.4 percent over the third quarter last year. Unit sales increased 11 percent. Sales growth was particularly strong in the Asia Pacific area, where 3M has built a strong presence and continues to expand its product offerings. Currency translation reduced global sales by 3 percent.

Nine-Month Results/Outlook

     For the first nine months of 2000, earnings per share rose 14.1 percent to a record $3.56. Currency effects reduced earnings for the period by 8 cents a share, or nearly 3 percent. Net income totaled
$1.425 billion, up from $1.267 billion in the same period last year. Operating income was 18.8 percent of sales, up more than a half a percentage point from the same period last year. Net income was 11.4 percent of sales and return on invested capital was 19.7 percent.

     Sales totaled $12.528 billion, an increase of nearly 8 percent from the prior period. Unit sales rose 11 percent. Currency reduced revenues for the period by 2 percent.

     "We have good momentum, and we expect to meet earnings expectations for the fourth quarter and next year," DeSimone said.
"We have tremendous technology platforms, a great portfolio of businesses, a strong flow of new products, a global presence, and an effective and competitive infrastructure. We're confident in our ability to continue to deliver solid, consistent earnings growth."

     3M will webcast its third-quarter conference call beginning at 9 a.m. Eastern time today. This event will be available through 3M's website located at http://199.230.26.96/mmm/index.html. Listeners should go to the website at least 15 minutes prior to the call to register and download and install any necessary audio software. A replay will be available beginning approximately two hours after the event and continuing through Oct. 27.

* This news release discussion excludes non-recurring items in all periods. During the third quarter of 2000, 3M incurred one-time, pre-tax costs of approximately $118 million, primarily related to the company's decision to phase out its perfluorooctanyl chemistry. These costs are recorded in cost of goods sold. Third-quarter 2000 results also include non-recurring gains of $119 million related to asset sales, principally the sale of shares held in a company as result of a prior business relationship. For the first nine months of 2000, net income of $1.425 billion, or $3.56 per share, also excludes a $50 million benefit ($31 million after tax) related to the termination of a marketing agreement in the company's health care business. Third-quarter 1999 net income of $462 million, or $1.14 per share, excludes non-recurring items totaling $4 million ($3 million after tax). Third-quarter 1999 non-recurring items consist of a $73 million charge related to litigation, gains on divestitures of $43 million, and a gain related to a restructuring change in estimate of $26 million. Nine-month 1999 net income of $1.267 billion, or $3.12 per share, also excludes non-recurring, pre-tax second quarter items of $104 million related to gains on divestitures, net of an investment valuation adjustment.

Forward-Looking Statements
Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors, including: (1) worldwide economic conditions; (2) foreign exchange rates and fluctuations in those rates; (3) the timing and acceptance of new product offerings; (4) raw materials, including shortages and increases in the costs of key raw materials; (5) our ability to successfully manage acquisitions, divestitures and strategic alliances; and (6) legal proceedings.

                                 # # #
About 3M

     3M is a $16 billion technology company with leading positions in electronics, telecommunications, industrial, consumer and office, health care, safety and other markets. Headquartered in St. Paul, Minnesota, the company has operations in more than 60 countries and serves customers in nearly 200 countries. 3M businesses share technologies, manufacturing operations, brands, marketing channels and other important resources. 3M is one of the 30 stocks that make up the Dow Jones Industrial Average and also is a component of the Standard & Poor's 500 Index. Additional information about the company is available on the Internet at www.3M.com.


Minnesota Mining and Manufacturing Company and Subsidiaries
(Unaudited)



                         Sales Change Analysis
                          Third-Quarter 2000

                          U.S.    International   Worldwide
Volume                    5.5%          16%          11%

Price                      (1)          (2)        (1.5)

Translation                 --          (6)          (3)
                           ===          ===          ===

Total                     4.5%           8%         6.5%



                           Sales Change Analysis
                           Year-to-Date 2000

                          U.S.    International    Worldwide
Volume                      7%          15%           11%

Price                      (1)          (2)         (1.5)

Translation                 --        (3.5)           (2)
                           ===          ===           ===

Total                       6%         9.5%          7.5%



Minnesota Mining and Manufacturing Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME (Unaudited)
                                 3 Months Ended       9 Months Ended
                                  September 30         September 30
(Amounts in millions,
except per-share amounts)         2000      1999      2000      1999
Net sales                       $4,252    $3,997   $12,528   $11,636

Operating expenses

  Cost of goods sold             2,479     2,253     7,124     6,603

  Selling, general and
    administrative expenses      1,073       979     3,162     2,919

  Restructuring credit              --       (26)       --       (26)

  Other expense (income) -- net   (119)       30      (169)      (74)
                                ------    ------   -------   -------
     Total                       3,433     3,236    10,117     9,422
                                ------    ------   -------   -------
Operating income                   819       761     2,411     2,214
                                ------    ------   -------   -------
Other income and expense

  Interest expense                  29        26        81        83

  Investment and other
    income -- net                   (4)       (7)      (16)      (22)
                                ------    ------   -------   -------
     Total                          25        19        65        61
                                ------    ------   -------   -------
Income before income taxes
  and minority interest            794       742     2,346     2,153

Provision for income taxes         274       260       821       776

Minority interest                   21        23        69        58
                                ------    ------   -------   -------
Net income                      $  499    $  459   $ 1,456   $ 1,319
                                ======    ======   =======   =======
Weighted average common shares
  outstanding -- basic           395.1     402.1     396.1     402.5
Earnings per share -- basic     $ 1.26    $ 1.14   $  3.67   $  3.28
                                ======    ======   =======   =======

Weighted average common shares
  outstanding -- diluted         399.0     406.8     400.0     406.5
Earnings per share -- diluted   $ 1.25    $ 1.13   $  3.64   $  3.25
                                ======    ======   =======   =======


Minnesota Mining and Manufacturing Company and Subsidiaries
SUPPLEMENTAL CONSOLIDATED STATEMENT OF INCOME INFORMATION (Unaudited)
(Amounts in millions, except per-share amounts)
                            3 Months Ended            3 Months Ended
                            Sept. 30, 2000            Sept. 30, 1999

                     Excluding                    Excluding
                          Non-      Non-               Non-      Non-
                     recurring recurring Reported recurring recurring Reported
                         Items     Items    Total     Items     Items    Total
Operating income (loss)  $ 818      $  1    $ 819     $ 765   $   (4)    $ 761

Other income and expense $  25        --    $  25     $  19       --     $  19

Income (loss) before
 income taxes and
 minority interest       $ 793      $  1    $ 794     $ 746   $   (4)    $ 742

Provision (benefit) for
 income taxes            $ 273      $  1    $ 274     $ 261   $   (1)    $ 260

Effective tax rate       34.4%              34.5%     35.0%     27.3%    35.0%

Minority interest        $  21        --    $  21     $  23       --     $  23

Net income (loss)        $ 499        --    $ 499     $ 462   $   (3)    $ 459
  Per share -- diluted   $1.25        --    $1.25     $1.14   $(0.01)    $1.13


                            9 Months Ended            9 Months Ended
                            Sept. 30, 2000            Sept. 30, 1999
                     Excluding                    Excluding
                          Non-      Non-               Non-      Non-
                     recurring recurring Reported recurring recurring Reported
                         Items     Items    Total     Items     Items    Total
Operating income        $2,360     $  51   $2,411    $2,114     $ 100   $2,214

Other income and expense$   65        --   $   65    $   61        --   $   61

Income before
 income taxes and
 minority interest      $2,295     $  51   $2,346    $2,053     $ 100   $2,153

Provision for
 income taxes           $  801     $  20   $  821    $  728     $  48   $  776

Effective tax rate       34.9%     39.7%     35.0     35.5%     47.8%    36.0%

Minority interest       $   69       --    $   69    $   58        --   $   58

Net income              $1,425     $  31   $1,456    $1,267     $  52   $1,319
  Per share -- diluted  $ 3.56     $0.08   $ 3.64    $ 3.12     $0.13   $ 3.25



Minnesota Mining and Manufacturing Company and Subsidiaries
CONSOLIDATED BALANCE SHEET (Unaudited)
                                     Sept. 30   Dec. 31
(Dollars in millions)                    2000      1999
Assets

Current assets

  Cash and cash equivalents           $   323   $   387

  Other securities                         --        54

  Accounts receivable -- net            3,057     2,778

  Inventories                           2,236     2,030

  Other current assets                  1,035       817
                                      -------   -------
     Total current assets               6,651     6,066

Property, plant and equipment -- net    5,536     5,656

Investments and other assets            2,495     2,174
                                      -------   -------
     Total                            $14,682   $13,896
                                      =======   =======
----------------------------------------------------------------------
Liabilities and Stockholders' Equity

Current liabilities

  Short-term debt                     $ 1,633   $ 1,130

  Other current liabilities             3,197     2,689
                                      -------   -------
     Total current liabilities          4,830     3,819

Long-term debt                          1,141     1,480

Other liabilities                       2,262     2,308

Stockholders' equity -- net             6,449     6,289
  Shares outstanding
    Sept. 30, 2000: 394,433,465 shares
    Dec. 31, 1999: 398,710,817 shares
                                      -------   -------
     Total                            $14,682   $13,896
                                      =======   =======

Business Segments:
In the first quarter of 2000, business segment operating income for 1999 was restated for minor amounts, to be consistent with year 2000 management reporting practices. Certain costs previously included in Corporate and Unallocated were allocated to the individual business segments. 3M net sales and operating income by segment for 1999 and 2000 follow.

Business
Segment
Information            Third Quarter   Second Quarter   First Quarter
(Millions)              2000     1999    2000    1999    2000    1999
Net sales
Industrial            $  885   $  851  $  873  $  836  $  911  $  842
Transportation,
 Graphics and Safety     891      826     912     806     872     777
Health Care              773      768     794     793     765     768
Consumer and Office      750      712     692     638     687     638
Electro and
 Communications          654      534     642     485     505     442
Specialty Material       292      298     302     292     305     292
Corporate and
 Unallocated               7        8       9      13       7      17
Total Company         $4,252   $3,997  $4,224  $3,863  $4,052  $3,776

Operating income
Industrial            $  166   $  154  $  153  $  154  $  185  $  148
Transportation,
 Graphics and Safety     194      184     213     171     209     148
Health Care              165      183     158     194     193     144
Consumer and Office      132      121     102      95     105      88
Electro and
 Communications          111      119     105      90      89      82
Specialty Material       (43)      50      57      60      51      55
Corporate and
 Unallocated              94      (50)    (11)     40     (17)    (16)
Total Company         $  819   $  761  $  777  $  804  $  815  $  649


Third quarter 2000 operating income includes non-recurring costs of $118 million and non-recurring gains of $119 million. Non-recurring items by segment in the third quarter of 2000 include $106 million of costs in the Specialty Material segment related to the company's phase out of perfluorooctanyl chemistry. Remaining non-recurring items in the third quarter of 2000 were largely gains related to asset sales and are primarily recorded in Corporate and Unallocated. First quarter 2000 operating income includes a $50 million benefit relating to the termination of a product distribution agreement in the Health Care segment. Third quarter 1999 operating income includes a $43 million gain related to divestitures, mainly in the Health Care area, and Corporate and Unallocated includes
$73 million in litigation expense partially offset by a $26 million change in estimate that reduced the restructuring charge. Second quarter 1999 operating income includes gains on divestitures, net of an investment valuation adjustment, of $30 million in Health Care and $74 million in Corporate and Unallocated.